Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125235

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 14, 2005)

Common Stock Issuable Upon

Conversion of Floating Rate Convertible Senior Notes Due 2023

CIMAREX ENERGY CO.

1700 Lincoln Street, Suite 1800

Denver, Colorado 80203-4518

(303) 295-3995

This prospectus supplement supplements the prospectus dated July 14, 2005 of Cimarex Energy Co., relating to the sale by various selling security holders of up to 1,916,055 shares of Cimarex common stock issuable upon conversion of our floating rate convertible senior notes due 2023.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 18, 2005

Name of Selling Security Holder(1)	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered by this Prospectus (2)	Number of Shares of Common Stock Beneficially Owned After Completion of this Offering (3)	% of Common Stock Beneficially Owned After Completion of this Offering (3)

QVT Fund LP	80,270	80,270	0	*

The shares beneficially owned by the selling stockholder named above were acquired from one or more of the selling stockholders named in the prospectus dated July 14, 2005, and this prospectus supplement does not increase the total number of shares registered under the registration statement of which this prospectus supplement and the prospectus dated July 14, 2005 are a part.

*                 Less than 1%.

(1)   Information concerning the selling security holders may change from time to time.  Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2)   Includes the estimated maximum number of shares of common stock issuable upon conversion of the floating rate notes assuming a stock price of $50.00 and conversion price of $28.99 per share.  Excludes fractional shares, the value of which will be paid in cash under the terms of the floating rate notes.  However, this conversion price is subject to adjustment under certain circumstances.  In addition, the number of shares issuable upon conversion of the floating rate notes is not fixed and is dependent upon the price of our common stock at the time of conversion.  As a result, the number of shares of common stock offered by this prospectus may increase or decrease.

(3)   Because of the uncertainty of the number of shares of common stock that will be acquired upon conversion of the floating rate notes, and because the selling security holders may sell a portion or none of the common stock issuable upon conversion of the floating rate notes, the number and percentage of shares of common stock beneficially owned after completion of this offering may increase or decrease.